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                                                                      EXHIBIT 12

                   MAPCO INC. AND CONSOLIDATED SUBSIDIARIES

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (In Millions)



                                                        Nine Months Ended
                                                         Sept. 30, 1997      1996       1995       1994      1993       1992
                                                        -----------------  -------    -------    -------   -------    -------
Earnings as defined:
  Income from continuing operations before provision
    for income taxes and minority interest ............     $ 178.4        $ 214.4    $ 105.9    $  80.9   $ 156.2    $ 109.3
  Fixed charges .......................................        47.3           63.1       65.7       59.6      54.9       58.8
  Capitalized interest included in fixed charges ......        (5.1)           (.5)      (1.7)        --      (2.8)      (2.0)
  Amortization of capitalized interest ................         1.9            2.1        2.5        2.5       2.4        2.3
                                                            -------        -------    -------    -------   -------    -------

          Total .......................................     $ 222.5        $ 279.1    $ 172.4    $ 143.0   $ 210.7    $ 168.4
                                                            =======        =======    =======    =======   =======    =======

Fixed charges as defined:
  Interest and debt expense (includes amortization
    of debt expense and discount) .....................     $  38.4        $  57.5    $  58.4    $  53.5   $  46.7    $  51.1
  Capitalized interest ................................         5.1             .5        1.7         --       2.8        2.0
  Portion of rentals representative of the interest
    factor ............................................         3.8            5.1        5.6        6.1       5.4        5.7
                                                            -------        -------    -------    -------   -------    -------

          Total ......................................      $  47.3        $  63.1    $  65.7    $  59.6   $  54.9    $  58.8
                                                            =======        =======    =======    =======   =======    =======


Ratio of earnings to fixed charges ....................         4.7            4.4        2.6        2.4       3.8        2.9
                                                            =======        =======    =======    =======   =======    =======


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